Exhibit 99.1

February 7, 2023

Encision Reports Third Quarter Fiscal Year 2023 Results

Boulder, Colorado, February 7, 2023 -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous radiant energy burns in minimally invasive surgery, today announced financial results for its fiscal year 2023 third quarter that ended December 31, 2022.

The Company posted quarterly net revenue of $1.68 million for a quarterly net loss of $216 thousand, or $(0.02) per diluted share. These results compare to net revenue of $1.94 million for a quarterly net loss of $16 thousand, or $0.00 per diluted share, in the year-ago quarter. Gross margin on net revenue was 53% in the fiscal 2023 third quarter and 48% in the fiscal 2022 third quarter. Gross margin increased in the current year’s third quarter compared to last year’s third quarter due principally to higher operating efficiencies.

The Company posted nine months net revenue of $5.54 million for a nine months net loss of $231 thousand, or $(0.02) per diluted share. These results compare to nine months net revenue of $6.07 million for a nine months net income of $337 thousand, or $0.03 per diluted share, in the year-ago nine months. Net income in the same nine months a year ago included extinguishment of debt income of $533 thousand. Gross margin on net revenue was 54% in the fiscal 2023 nine months and 49% in the fiscal 2022 nine months. Gross margin in the fiscal 2023 nine months was higher due to higher margined service revenue and higher operating efficiencies.

“The third quarter challenged us,” said Gregory Trudel, President and CEO of Encision Inc. “A number of factors are contributing to a decrease in surgical procedures that take away from top line results. COVID resurgences continued to negatively impact surgical procedure volumes. In addition, MarketWatch announced that, ‘A record share of U.S. adults said they or a family member delayed medical care last year due to affordability issues. According to a Gallup poll, thirty-eight percent of Americans said they or a family member avoided treatment over cost in 2022, a full 12 percentage points higher than the year prior.’ Finally, hospitals are struggling to maintain critical staffing levels to enable them to keep up with even the decreased demand for procedures.”

“Material costs continue to increase at record rates and we have taken measures to protect our company viability. On October 1, 2022, we enacted price increases on all of our products. The price adjustment increased our net product revenue and gross profit margins. We have also made strategic capital investments in our manufacturing capabilities that will help to offset the increasing cost of labor.”

“Encision continues to be positive as we navigate the ups and downs of the pandemic market. Approximately one in every three surgeons may have a patient injury each year from preventable stray energy burns. We continuously seek new opportunities to serve our customers with new products, to work smarter, and to drive increased efficiencies. In spite of limited customer access, our sales and marketing efforts are yielding new customers for our new EnTouch® 2X Scissors and our recently released AEM® Shield Disposable Electrodes. We look forward to the contributions that these new products will make as the market bounces back.”

“Service revenue for the nine months of fiscal year 2023 resulted from services performed under a Supply Agreement with Auris Health, Inc. (“Auris Health”), a part of the Johnson & Johnson family of companies. Under the agreement, Encision collaborated on the integration of AEM® Technology into monopolar instrumentation produced by Auris Health for advanced surgical applications. On August 23, 2021, we entered into a Supply Agreement with Auris Health. During the first quarter business needs took a different direction and, on May 5, 2022, the parties mutually agreed to terminate all the agreements. We enjoyed collaborating with the team at J&J and we look forward to future opportunities to work together. We are also actively pursuing other opportunities to share the benefits of AEM Technology within Robotic Surgery.”

Encision Inc. designs and markets a portfolio of high-performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company’s distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2022 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.

Unaudited Condensed Statements of Operations

(in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Product revenue	$1,684	$1,734	$5,084	$5,348
Service revenue	—	210	459	718
Total revenue	1,684	1,944	5,543	6,066

Product cost of revenue	786	828	2,528	2,729
Service cost of revenue	—	106	—	356
Total cost of revenue	786	934	2,528	3,085

Gross profit	898	1,010	3,015	2,981
Operating expenses:
Sales and marketing	502	505	1,494	1,595
General and administrative	360	327	1,103	994
Research and development	247	194	641	584
Total operating expenses	1,109	1,026	3,238	3,173
Operating (loss)	(211)	(16)	(223)	(192)
Interest expense, extinguishment of debt income and other income, net	(5)	—	(8)	529
Income (loss) before provision for income taxes	(216)	(16)	(231)	337
Provision for income taxes	—	—	—	—
Net income (loss)	$(216)	$(16)	$(231)	$337
Net income (loss) per share—basic and diluted	$(0.02)	$0.00	$(0.02)	$0.03
Weighted average number of basic shares	11,763	11,678	11,761	11,599
Weighted average number of diluted shares	11,763	11,678	11,761	12,045

Encision Inc.

Unaudited Condensed Balance Sheets

(in thousands)

	December 31, 2022	March 31, 2022
ASSETS
Cash	$120	$950
Accounts receivable, net	829	948
Inventories, net	1,906	1,584
Prepaid expenses	138	120
Total current assets	2,993	3,602
Equipment, net	320	189
Right of use asset	570	786
Patents, net	170	181
Other assets	44	34
Total assets	$4,097	$4,792
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$302	$576
Secured notes	45	22
Accrued compensation	149	191
Other accrued liabilities	94	125
Accrued lease liability	354	362
Total current liabilities	944	1,276
Secured notes	252	206
Accrued lease liability	326	564
Total liabilities	1,522	2,046
Common stock and additional paid-in capital	24,335	24,275
Accumulated (deficit)	(21,760)	(21,529)
Total shareholders’ equity	2,575	2,746
Total liabilities and shareholders’ equity	$4,097	$4,792

Encision Inc.

Unaudited Condensed Statements of Cash Flows

(in thousands)

	Nine Months Ended
	December 31, 2022	December 31, 2021
Operating activities:
Net income (loss)	$(231)	$337
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Extinguishment of debt income	—	(533)
Depreciation and amortization	64	86
Share-based compensation expense	39	30
(Recovery from) doubtful accounts, net	—	(35)
Provision for (recovery from) inventory obsolescence, net	53	(28)
Changes in operating assets and liabilities:
Right of use asset, net	(31)	(20)
Accounts receivable	118	30
Inventories	(375)	67
Prepaid expenses and other assets	(28)	(5)
Accounts payable	(274)	142
Accrued compensation and other accrued liabilities	(73)	(88)
Net cash provided by (used in) operating activities	(738)	(17)

Investing activities:
Acquisition of property and equipment	(173)	(18)
Patent costs	(10)	(13)
Net cash (used in) investing activities	(183)	(31)

Financing activities:
Net proceeds from options exercised	21	8
(Paydown of) secured notes	70	(10)
Net cash generated by financing activities	91	(2)

Net (decrease) increase in cash	(830)	(50)
Cash, beginning of period	950	1,474
Cash, end of period	120	1,424